Exhibit 10.8

Execution Copy
Privileged & Confidential

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) is made as of the 9th day of April, 2021, by and between Chongqing Sokon Motors(Group) Imp. & Exp. Co., Ltd. , a People’s Republic of China corporation with address at No. 618 Liangjiang Avenue, Longxing, Yubei District, Chongqing, China (“Supplier”), and Electric Last Mile, Inc., a Delaware corporation (“Buyer”) with address at 1055 W Square Lake Rd, Troy, Michigan 48098.

WITNESSETH:

WHEREAS, Supplier is an import and export trading company established in accordance with the laws of the People’s Republic of China that engages in import and export of goods including but not limited to brands of mini vehicles, auto parts, electronic products, etc. in the business, among others, of marketing and selling equipment, vehicles, auto components and parts, and can also assist its client to source other customized products as needed.

WHEREAS, subject to the terms and conditions of this Supply Agreement, Buyer wishes to obtain of a source of supply and Supplier is willing to supply vehicles and parts listed in Annex A from Supplier, or purchase other customized components and parts per the technical requirements, drawing or technical standards on Buyer’s behalf. The Supplied Products agreed in this Supply Agreement include: (i) EC35 (cargo van)and D51 (mini truck) models, which will be supplied either in complete build up sets (CBU) , semi-knocked down units (SKD) or Completely knocked-down units (CKD); (ii) components and spare parts to vehicles, and Supplier is willing to sell such products to Buyer, all pursuant to the provisions of this Agreement. Products described in (i) and (ii) are collectively referred to as Supplied Products herein after. SKD and CKD are collectively referred to as KD Sets herein after. For clarity, all vehicle identification numbers and product codes referenced in this Agreement are for reference at the time of Purchase Order placement, and Buyer is granted no right to use any of the Supplier’s vehicle identification numbers (including Model Numbers EC35 and D51), all kinds of logos and product codes, and agrees to refrain from using any such vehicle identification number, all kinds of logos and product codes as of the Effective Date (as defined below)

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

ARTICLE I.
PRODUCTS; SCOPE

1.1    Sales of Products.    Subject to the terms and conditions hereof, Supplier agrees to sell to Buyer, and Buyer agrees to purchase from Supplier, vehicles and parts listed in Annex A, or other customized components and parts per the technical requirements, drawing or technical standards from Buyer as needed. The Supplied Products agreed in this Supply Agreement include: (i) EC35 (cargo van) and D51 (mini truck) models, which will be supplied either in complete build up sets (CBU) , semi-knocked down units (SKD) or completely knocked-down units (CKD); (ii) components and spare parts to vehicles, and Supplier is willing to sell such products to Buyer, all pursuant to the provisions of this Agreement. Products described in (i) and (ii) are collectively referred to as Supplied Products herein after. SKD and CKD are collectively referred to as KD Sets herein after. The list of Products may be amended from time to time by the mutual written agreement of the parties and under the following conditions:

a)      Compliance with Law:    the Supplied Products’ specifications, trademarks and product codes shall comply with all laws and regulations as applicable to sell and supply such Products in the People’s Republic of China. For clarity, Supplier is not required, and has no obligation, to conform the Products to comply with laws or regulation applicable to sell and supply such Products in the Territory (as defined below). Buyer shall at its own expenses conduct risk investigation and make necessary improvements and adjustments accordingly to conform the Products to any and all applicable laws and regulations for sale in the Territory, including obtain any approval, certificates and homologations from the appropriate authorities of the Territory, to which Supplier shall not take any legal responsibilities. To the extent any modification or alteration to the Products are necessary to make such product in compliance with applicable laws and regulations in the Territory, Buyer shall submit such necessary modifications or alterations to Supplier for approval at Supplier’s sole discretion. Supplier may assist Buyer in conforming the Products to be in compliance in the Territory, subject to mutually agreed terms including reasonable compensation to Supplier in providing such assistance.

b)      Minimum order quantity:    During calendar years 2021, 2022 and 2023, Buyer agrees to procure from the Supplier forecasted minimums of 2,000 units, 10,000 Units and 20,000 Units, respectively (each, a “Minimum Order Quantity or MOQ”), the MOQ including CBU, SKD and CKD sets (see specific Purchase Order per Section 2.2 below).

c)      Notices of Off-Spec Products:    Supplier shall notify Buyer in event of a manufacturing issue (off-spec products; untimely delivery; raw material shortages, change in laws; change in manufacturing process).

d)      Notices — Commercial Viability:    Either Party shall notify the other in the event of a potential quality issue that would impact commercial viability.

e)      Nature & Quality of Supply Services:    With respect to the products and services provided by Supplier to Buyer under this Agreement, Supplier shall use the same degree of care as it applies to Supplier’s other customers. When purchasing customized parts and components according to Buyer’s technical requirements, drawings, and standards, which requires special development and manufacture of the parts by the parts supplier, Buyer shall bear the cost; Supplier shall immediately notify Buyer, and Both Parties shall discuss and negotiate about the requirements/scope, development fee and payment terms separately, and shall enter into separate development agreement(s) .

f)      Maintain Books & Records:    Both Parties shall maintain books and records of all data relating to manufacture, sale and supply of products supplied and purchased under this Agreement. Buyer shall have the right to obtain a copy of necessary data from the Supplier reasonably necessary to ensure quality and commercial viability.

g)      Restrictions:    Buyer agrees that the Products purchased under this Agreement may only be sold and supplied by the Buyer within the United States, Mexico and Canada (the “Territory”) except Supplier itself and its affiliates.

1.2    Relationship of Parties.    The relationship between Supplier and Buyer is that of a seller and buyer; they are independent contractors. Neither Buyer nor any of its employees or agents are or will be deemed to be the employees, agents or representatives of Supplier for any purpose whatsoever. Neither Buyer nor its employees or agents are granted by this Agreement or otherwise any express or implied right or authority to assume or create any obligation or responsibility on behalf or in the name of Supplier.

ARTICLE II.
TERMS AND CONDITIONS OF SALE

2.1    Forecasts of Orders.    At the beginning of each calendar year, Buyer shall provide to Supplier on an annual order forecast and shall confirm on a quarterly basis the order forecast of the Products to be purchased by Buyer during each of the following three calendar months, with such forecasts specifying Product quantities and requested delivery dates and, to the best knowledge of the Buyer, the Buyer shall promptly inform the Supplier any change of internal and external conditions that may materially affect such forecasts . Each such forecast shall constitute a non-binding, good faith estimate of plan by Buyer to purchase Products in the quantities and in accordance with the delivery dates set forth in the forecast; each such order, including the requested delivery dates, shall be subject to Supplier’s acceptance.

2.2    Purchase Orders.    Based on the agreed and forecasted annual Minimum Order Quantity set forth in 1.1b, Buyer shall from time to time provide to Supplier binding purchase orders (each a “Purchase Order”) to purchase Products in the actual quantities and in accordance with the requested delivery dates set forth in the orders; each such order, including the requested delivery dates, shall be subject to Supplier’s acceptance with issuance of a Proforma Invoice( “Proforma Invoice”). Supplier will use its commercially reasonable efforts to accept and fulfill these orders. Supplier will use its commercial best efforts to deliver the applicable Products within forty-five (45) days of Supplier’s receipt of down payment of the Purchase Order. To the extent it is unable to meet any aspect of a forecast or order, Supplier shall so inform Buyer, and the parties shall negotiate a mutually acceptable modified Product delivery schedule.

2.3    Terms of Sale.    All sales of Products by Supplier to Buyer shall be governed by the terms of this Agreement, which as supplemented by the Product quantities and delivery dates in forecasts or orders that have been accepted by Supplier shall constitute the entire agreement of the parties with respect to sales of Products; no additional or different terms set forth in any of the Buyer’s forms, correspondence or other communications shall apply to any such sales.

2.4    Shipping Terms.    All Products sold under this Agreement shall be sold either (i) EXW Supplier’s plant (as such term is defined in Incoterms 2020), with risk of loss of or damage to the Products being transferred to Buyer when they are made available to Buyer’s carrier for loading at Supplier’s warehouse; or (ii) FOB Supplier’s dock, with risk of loss of or damage to the Products being transferred to the Buyer when they are made available to Buyer’s carrier for loading at Supplier’s dock. The detailed shipping terms shall be specified in each Purchase Orders. All provisions stated in Incoterms 2020 shall govern the responsibilities of each party.

2.5    Pricing.    Product pricing shall be mutually agreed between the Parties and shall be specified in Proforma Invoices applicable to each Purchase Order. The Product prices in effect on the date of this Agreement are set forth in Exhibit B attached hereto. If no prices are included on Exhibit B, the Parties agree to negotiate in good faith to establish the prices for inclusion on the Exhibit B. Product prices for new Purchase Orders shall be subject to change by Supplier from time to time on 30 calendar days’ notice to Buyer. Supplier can not change the mutually agreement upon Product Price on prior issued Purchased Orders. It is understood and agreed that, if Supplier incurs surcharges or similar charges from its vendors or suppliers related to increases in the cost of materials, fuels, or other inputs associated with the Products, such surcharges or other charges shall be passed through to Buyer. Buyer shall have the right to offset any costs for short deliveries. The Parties mutually agree that export prices will be determined separately based on the Product status and Supplier’s export rules, which shall be mutually agreed between the Parties.

2.6    Currency; Terms of Payment.    All payments hereunder shall be made in United States Dollars (USD). Supplier shall issue Buyer an invoice upon Supplier’s receipt of Purchase Order. Buyer shall pay a 20% down payment of such invoice amount within 7 days after Buyer’s receipt of the invoice and shall pay the balance prior to the shipment date as specified in the applicable Purchase Order. Buyer shall pay interest on past due amounts at the lesser of 5% per annum or the highest rate permitted under applicable law, calculated from the due date until paid. If the balance is not paid in 30 days or above, Supplier has the right to cancel the order, forfeit the down payment, and reserve the right to claim compensation for any losses caused by the cancellation. Supplier has the right not to ship the goods before receipt of full payment

2.7    Cancellation of order.    Order can be cancelled before Supplier receives the down payment, in case of any cancellation of the order required after receipt of down payment, Supplier is entitled to forfeit the down payment and reserves the right to ask for compensation of any loss due to the cancellation.

2.8    Inspection of the order. Buyer has the right to do inspection at Supplier’s site before each shipment. If Buyer decides not to do the inspection before shipment, Buyer has 10 days from the date of receiving the shipment to inspect all Supplied Products, in case of any material defects, wrong parts, or shorts in quantity founded, Buyer shall provide Supplier with a report with reasonable details including photos and statements. If no claims received within 10 days from date of receipt by Buyer, it is considered as the shipment is fully inspected and accepted. Buyer is responsible for all cost and expenses related to the Supplied Products following delivery.

2.9    Indemnification.    Each Party shall defend, indemnify and hold harmless the other Party from and against any and all damages, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees) that are incurred or suffered by the other Party as a result of (i) any failure by such Party or any of its employees or agents to comply with any applicable laws, regulations, rules or ordinances in connection with the use of the Products or otherwise in connection with their performance under this Agreement; or (ii) the negligence or willful misconduct of such Party or its employees or agents.

Buyer shall defend, indemnify and hold harmless Supplier and its affiliates, officers, employees and agents (collectively “Supplier Indemnified Parties”) from and against any and all damages, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees) that are incurred or suffered by Supplier Indemnified Parties as a result of (i) any improper installation, misuse, abuse or improper maintenance or repair of the Supplied Products by Buyer or its agents or employees; or (ii) any third party claims (including any products liability claims) against any products sold or supplied by the Buyer, unless such third party claim is solely caused by the Supplied Products’ failure to meet Supplier’s express specifications.

2.10    Point of Contact.    Supplier shall be Buyer’s point of contact for the Products; Buyer may contact any of the Supplier’s subcontractors or third party vendors regarding the Products with written authorization from Supplier in writing, and such authorization shall not be unreasonably withheld.

2.11    Buyer shall import, assemble, manufacture, distribute and sell the products and relevant Parts, in strict compliance with all applicable laws, rules and regulations of governmental authorities of the Territory, and shall be in charge of handling the relative legal transactions.

ARTICLE III.
CONFIDENTIAL INFORMATION

3.1    Each Party (the “Discloser”) may from time to time disclose to the other Party (the “Recipient”) certain Confidential Information (as defined below) of the Discloser. Recipient agrees to receive in confidence from Discloser all of Discloser’s Confidential Information. Recipient agrees that it, its employees, contractors, representatives, successors, assigns, Affiliates, parents, subsidiaries, officers, directors, and the like shall, for the Confidentiality Period, (a) hold Discloser’s Confidential Information in strict confidence, use the same degree of care (but no less than a reasonable degree of care) in safeguarding Discloser’s Confidential Information as safeguarding Recipient’s own Confidential Information, and take all precautions reasonably necessary to protect Discloser’s Confidential Information including, without limitation, all precautions Recipient normally employs with respect to its own Confidential Information; (b) not divulge any of Discloser’s Confidential Information or any information derived therefrom to any third person; (c) not make any use whatsoever at any time of Discloser’s Confidential Information, except as is necessary or appropriate in the exercise of Recipient’s rights or performance of Recipient’s specific duties under this Agreement; (d) not copy, reverse engineer, alter, modify, break down, melt down, disassemble or transmit any of Discloser’s Confidential Information1;(e) notify Discloser in writing immediately upon discovery of any unauthorized use or disclosure of Discloser’s Confidential Information by Recipient or its employees or any third party; and (f) upon demand by Discloser, promptly return, or, at Discloser’s option, destroy, and confirm in writing to Discloser the destruction of, all documents, papers, files, notes, samples and materials of any kind, including copies or reproductions thereof, to the extent they contain Discloser’s Confidential Information. “Confidentiality Period” means (i) for all Confidential Information that constitutes a ‘trade secret’ under applicable law, the period beginning on the date of disclosure to the Recipient and ending on when such Confidential Information is no longer a trade secret under applicable law or (ii) for all other Confidential Information, the period beginning on the date of disclosure to the Recipient and ending on the date that is five (5) years after the expiration or termination of this Agreement.

3.2    Definition of Confidential Information.    For purposes hereof, the term “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of a Party in tangible or intangible form that is either (i) in writing and marked as CONFIDENTIAL INFORMATION (or if transmitted orally or visually, identified as such by the Discloser at the time of disclosure, and identified in writing to the Recipient, as CONFIDENTIAL INFORMATION, within thirty (30) days after such oral or visual disclosure) or (ii) not marked as “Confidential Information” but given the circumstance of disclosure reasonably expected to be confidential or proprietary in nature, including without limitation trade secrets, techniques, sketches, drawings, models, inventions, products, know-how, processes, apparatus, equipment, algorithms, technology, software programs, software source documents, formulae, research, experimental work, development, design details, and specifications, engineering, financial information, procurement requirements, operations, purchasing, manufacturing, customer lists, procurement source, and supply chain system, business forecasts, sales and merchandising, and marketing plans and information. The definition of “Confidential Information” shall not include information (a) that is already known by Recipient prior to disclosure (unless Recipient is subject to pre-existing obligations to keep such information confidential; (b) that is publicly known or becomes publicly known without breach of Recipient’s obligations under this Agreement; (c) that is rightfully acquired by Recipient from a third party who or which is not subject to any restriction on disclosure or use of such information; or (d) that is independently developed by employees of Recipient without knowledge or reference to any of Discloser’s Confidential Information. Recipient will have the burden of proof respecting any of the aforementioned events on which Recipient may rely as excluding information from the definition of “Confidential Information”.

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1           Note to draft: both parties shall comply with U.S. Export Control laws, but that is separate and different from keep information confidential. For example, a party can transfer confidential information not subject to U.S. export control over internet while keeping such information confidential.

3.3     Exception.    The restrictions on the disclosure of a Party’s Confidential Information under this Section 3 shall not apply to the extent that (i) information is required to be disclosed under order of a court of competent jurisdiction, provided that Recipient promptly notifies Discloser of such order and reasonably cooperates in any action by the Discloser to seek a protective order (or similar order) with respect to such Confidential Information and to oppose such disclosure, or (ii) such information must be disclosed to the Securities and Exchange Commission or other regulatory body as part of an initial public offering or as otherwise required by law, provided that Recipient notifies Discloser of such proposed disclosure to such regulatory body by the Discloser to seek a confidential treatment with respect to such Confidential Information.

3.4     Acknowledgments.

(a)     Recipient acknowledges that Discloser’s Confidential Information is valuable information, whether technical or nontechnical, of use in Discloser’s trade or business, and that unauthorized use or disclosure by Recipient will harm Discloser economically. Recipient acknowledges that all or some of the Confidential Information may constitute a trade secret under the law and agrees to be bound by the law of unfair competition and applicable trade secret law as to that portion of the Confidential Information.

(b)     Recipient acknowledges and agrees that due to the unique nature of Discloser’s Confidential Information, there may be no adequate remedy at law for any breach of Recipient’s obligations hereunder, which breach may result in irreparable harm to Discloser, and therefore, that upon any such breach or any threat thereof, Discloser may be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

ARTICLE IV.
TERM AND TERMINATION

4.1     Term.    Unless earlier terminated pursuant to Section 4.2, this Agreement shall enter into force upon the Transfer of Possession date provided in that certain Asset Purchase agreement (the “Purchase Agreement”) executed by and between SF Motors Inc. dba Seres and Buyer on the even date hereof (the “Effective Date”) and continue in full force and effect for a term of 5 years.

4.2     Premature Termination.    This Agreement may be terminated at any time: (a) by either party, effective immediately, if the other party breaches any of its material obligations (including but not limited to the full and punctual payment of any amount due) under this Agreement and fails to cure such breach within 30 calendar days (10 calendar days if the breach involves failure to make any payment when due) after receipt of written notice of the breach from the non-breaching party; or (b) by either party, effective immediately, if the other party (i) makes a general assignment for the benefit of creditors; (ii) applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial portion of its assets; (iii) files a voluntary bankruptcy or insolvency petition, or becomes the subject of an involuntary bankruptcy petition that is not dismissed within 60 calendar days after the date it is filed; or (iv) if either Party is generally unable to pay its debts as they mature for a period of six months, or admits in writing its inability to pay for a period of six months, its debts as they mature, or otherwise becomes insolvent; or (c) by the Supplier, within _30_ days following the beginning of any applicable calendar year, if the Buyer fails to meet the Minimum Order Quantity applicable to the previous calendar year.

4.3     Right to Suspend.    In the event that Buyer materially breaches the Purchase Agreement (including failure to make installment payments provided thereunder), Supplier has the right to suspend its performance under this Agreement, including suspension of delivery of all unfulfilled Purchase Orders, until Buyer provides performance assurance satisfactory to Supplier.

4.4     Effect of Termination; Survival.    Upon expiration or termination of this Agreement, Buyer shall return to Supplier any and all documents, materials and other property of Supplier, and all confidential information of Supplier, that may then be in the possession or under the control of Buyer. For no more than five (5) years following termination or expiration of this Agreement, Buyer may purchase spare parts of the Supplied Products purchased during the Term of this Agreement, subject to the price, delivery time and other terms and conditions acceptable to Supplier for such continued supply of spare parts. Those provisions of this Agreement that by their nature or their express terms are meant to survive termination or expiration hereof shall so survive. Expiration or termination of this Agreement shall not affect rights or obligations of the parties that accrued prior to expiration or termination.

ARTICLE V.
GENERAL PROVISIONS

5.1     Force Majeure.    Delay by either party in performing, or failure by either party to perform, any of its obligations under this Agreement (except for the obligation to pay money when due) shall be excused to the extent caused by circumstances that are beyond the reasonable control of such party, including without limitation acts of God, fires, floods, pandemic, riots, war, floods, strikes or other labor disturbances, inability to obtain necessary labor, materials or manufacturing facilities, governmental acts, requests, orders or regulation, embargo, transportation delays and terrorist acts. Any party affected by such a force majeure event shall promptly notify the other party in writing of said event and its expected duration, and shall utilize commercially reasonable efforts to overcome the effects of such event and resume performance as soon as reasonably practicable. Other cases of force majeure if not mentioned in this agreement shall be as defined in the ICC (International Chamber of Commerce) Force Majeure clause 2003.

5.2     Governing Law.    This Agreement shall be construed, enforced and performed in accordance with the laws of the China, without reference to principles of conflicts of laws.

5.3     Arbitration.    During the period of execution of this agreement, if there are different interpretations, all disputes arising from the performance of this agreement shall be settled through amicable negotiation. In case no settlement can be reached, any party of this agreement can submit the dispute to the Arbitration center of CIETAC (China International Economic and Trade Arbitration Commission). The decision made by the Arbitration shall be final and binding upon the two parties. Arbitration fees shall be borne by the losing party, unless otherwise awarded.

5.4     Entire Agreement.    This Agreement, including the attached Exhibits, sets forth the entire agreement and understanding between the parties, superseding all prior agreements, understandings, representations and negotiations, on the subject matter hereof, whether oral or written. Neither of the parties shall be bound by any conditions, representations or warranties with respect to the subject matter of this Agreement, other than as expressly provided herein. To the greatest extent possible, this document and the attached Exhibits shall be construed consistently, so as to complement each other. Any irreconcilable conflict or inconsistency between any provision of this document and a provision of any of the attached Exhibits shall be resolved by giving priority to this document.

5.5     Severability/Waiver.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the remaining provisions hereof. The failure of either party at any time to require performance by the other party of any of the provisions of this Agreement shall not operate as a waiver of the right of such party to require strict performance of the same or other provisions hereof at a later time.

5.6     Amendment.    This Agreement may not be amended or altered except as mutually agreed by the parties in writing.

5.7     Assignment.    This Agreement may be assigned by Buyer, in whole or in part, whether voluntarily or by operation of law, with the prior written consent of Supplier (such consent not to be unreasonably withheld).

5.8     Notices.    Notification required or permitted under this Agreement shall be deemed given when sent via reputable overnight courier, via confirmed facsimile transmission, email or via certified mail, return receipt requested and postage prepaid, and directed to the party to be given notification at the address (or facsimile number) to which that party has previously requested, by notice hereunder, that notices be sent or, if no such request has been made, at the address (or facsimile number) listed in conjunction with that party’s name in the signature area of this Agreement. Notices shall be effective upon receipt.

5.9     Construction.    This Agreement has been submitted to the scrutiny of, and has been negotiated by, both parties hereto and their respective counsel, and it shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

5.10     Miscellaneous.    Headings in this Agreement are for convenience of reference only and shall be of no force or effect in the construction or interpretation of any of the provisions of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

This agreement is prepared and signed both in English and Chinese language. If there are different interpretations between the Chinese and English version, the English version shall prevail.

This agreement upon coming to force and effect supersedes all agreements reached either in writing or orally by both parties with respect to the Supply of Products before. Any modification to this agreement must be done in writing and signed by authorized representatives of both parties.

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IN WITNESS WHEREOF, Supplier and Buyer have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

SUPPLIER		BUYER

By:	/s/ Zhang Xingyan	By:	/s/ James Taylor

Printed name: Zhang Xingyan		Printed name: James Taylor

Title: General Manager		Title: Chief Executive Officer

Date:	April 9, 2021	Date:	April 9, 2021

SIGNATURE PAGE TO SUPPLY AGREEMENT

EXHIBIT A

Supplied Products

EC35 Cargo van

Lenth mm	4500
Width mm	1680
Height mm	1985
Wheelbase mm	3050
Cargo Size mm	2570*1440*1270
Gross Weight kg	2600
Curb Weight kg	1520
Battery Capacity (kWh)	41.4
Peak Power( kW)	60
Motor cooling	Water Cooling
Front Suspension	Independent Mac Pherson Strut
Rear Suspension	Leaf Spring
Steering	Electric Power Assisted
ABS	YES
Parking Sensor	YES

SIGNATURE PAGE TO SUPPLY AGREEMENT

Ex-A-1

D51 mini truck

Gasoline and diesel

Lenth mm	5450
Width mm	1600
Height mm	2050
Wheelbase mm	3400
Cargo Size mm	3400*1600*370
Gross Weight kg	1330
Curb Weight kg	3450
Battery Capacity (kWh)	-
Peak Power( kW)	82（Engine）
Motor cooling	Water Cooling
Front Suspension	Independent Mac Pherson Strut
Rear Suspension	Leaf Spring
Steering	Electric Power Assisted
ABS	optional
Parking Sensor	optional

Ex-A-2

EXHIBIT B

Supplied Products prices

(to be discussed and attached to this agreement when needed)

Ex-B-1